Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Translational Development Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value per share, and one-half of one redeemable public warrant(2)	457(a)	17,250,000	$10.00	$172,500,000	0.0001531	$26,409.75
Fees to Be Paid	Equity	Class A ordinary shares included as part of the units(3)	457(a)	17,250,000	—	—	0.0001531	—(4)
Fees to Be Paid	Equity	Redeemable public warrants included as part of the units(3)	457(a)	8,625,000	—	—	0.0001531	—(4)
Fees to Be Paid	Equity	Class A ordinary share underlying redeemable warrants included as part of the units(3)	457(a)	8,625,000	$11.50	$99,187,500	0.0001531	$15,185.60

	Total Offering Amounts				—	$271,687,500.00	—	$41,595.36
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	$25,185.43
	Net Fee Due				—	—	—	$16,409.93

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 2,250,000 units, consisting of 2,250,000 Class A ordinary shares and 8,625,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Translational Development Acquisition Corp.	S-1	333-267122 (1)	August 26, 2022		$25,185.43	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value per share, and one-half of one redeemable public warrant	17,250,000	$172,500,000
Fee Offset Sources	Translational Development Acquisition Corp.	S-1	333-267122(1)		August 26, 2022						$25,185.43

(1)	The Registrant paid a registration fee of $25,185.43 in connection with the registration of up to $172,500,000 of units, each consisting of one Class A ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant, under the Registration Statement on Form S-1, initially filed on August 26, 2022 (File No. 333-267122) (the “Prior S-1”). The Prior S-1 was not declared effective by the SEC, and no securities were issued or sold thereunder. The Registrant terminated the offering pursuant to the Prior S-1, which was declared abandoned by the SEC on September 29, 2023. In accordance with Rule 457(p) under the Securities Act, the total amount of the registration fee due upon the initial filing of this registration statement is offset by $25,185.43, representing the fee paid in connection with the Prior S-1.